Exhibit 99.1

SPESCOM SOFTWARE SIGNS A DEFINITIVE AGREEMENT FOR NEW FINANCING OF UP TO $1,000,000

SAN DIEGO, CA, October 31, 2005 — Spescom Software Inc. (OTCBB: SPCO), a leading developer of enterprise content and configuration management solutions, announced today that it has entered into a definitive agreement for a private placement with M.A.G. Capital, LLC and Monarch Pointe Fund, Ltd. to raise a total of up to $1 million in new financing.  The announcement was made by Spescom Chief Executive Officer Keith Stentiford.

The agreement provides for the transaction to be consummated in two closings, the first of which took place on October 25, 2005.  At that time, the Company issued 1,950 shares of Series H Convertible Preferred Stock and warrants, expiring October 25, 2008, to purchase 925,926 shares of common stock at $0.27 per share.  In addition, Monarch transferred 1,450 shares of the Company’s Series G Convertible Preferred Stock to the Company.  The second closing is to occur no later than January 20, 2006, provided that the investors are not obligated to consummate the second closing unless certain conditions are satisfied.  The agreement provides for the issuance by the Company at the second closing of 500 shares of Series H Convertible Preferred Stock and warrants, expiring on the third anniversary of the second closing, to purchase 925,926 shares of common stock at $0.27 per share.  The investors entitled to participate in the second closing are M.A.G. and one or more of Monarch, Mercator Momentum Fund, L.P., or Momentum Fund III, L.P., as designated by MAG.

The number of shares of the Company’s common stock into which shares of Series H Preferred Stock may be converted varies based on a volume-weighted measure of the market price of the common stock and based on the trailing revenues of the last four fiscal quarters reported by the Company.  The shares of preferred stock issued at the first closing and the shares subject to issuance at the second closing are convertible into no fewer than 4,875,000 and 1,250,000 common shares, respectively and into no more than 26,896,552 and 6,896,552 common shares, respectively if the Company’s trailing revenues of the last four fiscal quarters were to be less than $5 million.

The aggregate purchase price of the preferred stock and warrants issued or subject to issuance in the financing is $1 million, of which the Company received $500,000 upon the first closing and would receive the balance upon consummation of the second closing.

Additionally under terms of the agreement, if the Company has not entered into a binding agreement to consummate a consolidation, merger, certain or other corporate transactions meeting certain requirements on or before April 30, 2006, the holders of Series H Convertible Preferred Stock may, by a two-thirds vote not later than June 30, 2006, elect to have all of the outstanding Series H Convertible Preferred Stock redeemed by the Company.  If such election is made and the Company does not have sufficient funds to carry out the redemption, the holders of Series H Convertible Preferred Stock as a class will be entitled to elect a majority of the authorized directors of the Company.

“This second round of funding from M.A.G. Capital and Monarch Pointe Fund is confirmation of their belief in the Company and its strategic direction,” said Mr. Stentiford.  “The funding provides additional financial resources to assist the Company to capitalize on its identified potential sales opportunities and to continue to pursue its partner sales strategy.”

About Spescom Software Inc.

Spescom Software is a developer and marketer of leading-edge information management software solutions for the energy, nuclear, oil & gas and other sectors that provide the unique ability to manage disparate types of content and other data on a single platform. The Company’s open-standards-based eB platform provides extensive enterprise content management (ECM) functionality, together with best-of-breed configuration management capabilities. These capabilities enable the secure capture and storage of both structured and unstructured information, in addition to the ability to organize, control and manage this information. Spescom’s eB software solution revolutionizes data management through an innovative new paradigm that re-invents how organizations store, track, access, and use their enterprise’s data to maximize efficiency and guarantee accuracy and integrity of the data. Key customers include Solvay Chemicals, Premcor Refining (Valero), BP Innovene, Teppco, Constellation Energy, Continental Express, AmerenUE, Cities of Las Vegas and Dayton, Lloyds Register, United Space Alliance, Entergy, Northeast Utilities, London Underground, Network Rail, and many others. The Company is headquartered in San Diego, California, with an international sales and support center in London, UK. www.spescomsoftware.com

Cautionary Language

Except for historical information contained herein, the matters set forth in this release include forward-looking statements that are dependent on certain risks and uncertainties, including such factors, among others, as market acceptance, market demand, pricing, changing regulatory environment, the effect of the company’s accounting policies, potential seasonality and other risk factors detailed in the company’s SEC filings.

Company Contacts:

Keith Stentiford, CEO

Spescom Software Inc.

(858) 625-3000

John Low, CFO
Spescom Software Inc.

(858) 625-3000